Exhibit 5.1

Mayer Brown International LLP

201 Bishopsgate

London EC2M 3AF

Telephone: +44 20 3130 3000

Fax: +44 20 3130 3001

www.mayerbrown.com

DX 556 London and City

Mereo BioPharma Group plc

Fourth Floor

One Cavendish Place	7 September 2021

London

W1G 0QF

Our ref:         20456/19623354

Dear Sirs

Registration Statement on Form F-3

1.	Background

We have acted for Mereo BioPharma Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), as its legal advisers in England in connection with the Amendment No.1 to the registration statement on Form F-3 (the “Registration Statement”) to be filed on or about 7 September 2021 by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”). The Registration Statement relates to (i) the offering, issuance and sale by the Company from time to time of up to $250,000,000 of indeterminate numbers of ordinary shares of £0.003 each in the Company (“Ordinary Shares”), as may from time to time be offered and sold at indeterminate prices pursuant to the Registration Statement (the “Public Offering Shares”) and (ii) the resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of 24,493,416 Ordinary Shares described in the Registration Statement that may be offered and sold by such selling shareholders from time to time in the manner set forth in the Registration Statement (the “Selling Shareholder Shares”). The Public Offering Shares and the Selling Shareholder Shares together are referred to in this opinion as the “Offered Shares”. The Offered Shares are to be offered or sold in the form of American Depositary Shares (“ADSs”). Each ADS represents 5 Ordinary Shares. Up to $50,000,000 of the ADSs representing Public Offering Shares may be offered, issued and sold by the Company, inter alia, under an open market sale agreement dated 5 August 2021 by and between the Company and Jefferies LLC (the “Sales Agreement”).

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359), which is authorised and regulated by the Solicitors Regulation Authority with SRA number 369822. Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below.

2.	Examination and enquiries

(a)	For the purpose of giving this opinion, we have examined:

(i)	a copy of the Registration Statement (excluding its exhibits and any documents incorporated by reference into the Registration Statement);

(ii)	a copy of the Sales Agreement;

(iii)	a copy of each of:

(A)

a subscription deed between AstraZeneca AB and the Company dated 28 October 2017 and a deed of amendment and restatement between AstraZeneca AB and the Company dated 21 May 2021 relating to that subscription deed;

(B)

a warrant instrument of the Company dated 10 February 2020, a convertible loan note instrument of the Company dated 10 February 2020, a deed of consent and amendment to warrant instrument between the Company and Novartis Pharma AG dated 24 November 2020 and a deed of consent and amendment to note instrument between the Company and Novartis Pharma AG dated 24 November 2020;

(C)

a warrant instrument of the Company made on 21 August 2017 (as amended on 15 December 2020), a warrant instrument of the Company made on 1 October 2018 (as amended on 15 December 2020) and a deed of consent and amendment between the Company, Kreos Capital V (UK) Limited and Silicon Valley Bank dated 15 December 2020; and

(D)	a milestone payment and share purchase agreement between Mereo BioPharma 5, Inc., the Company and Cancer Focus Fund, LP dated 30 April 2021,

(together the “Selling Shareholder Agreements”); and

(iv)

a certificate dated 7 September 2021 signed by the company secretary of the Company relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	the Company’s certificate of incorporation, certificate of incorporation on re-registration, memorandum of association and articles of association;

(B)

written resolutions of the directors of the Company passed on 2 August 2021 pursuant to which it was resolved, inter alia, to approve the filing of the registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission on 5 August 2021 and to authorise the execution of the Sales Agreement; and

(C)

minutes of meetings of the directors of the Company held on each of 25 October 2017 and 3 December 2020 at which, inter alia, resolutions were passed in connection with the arrangements with AstraZeneca AB referred to at paragraph 2(a)(iii)(A);

(D)

minutes of a meeting of the directors of the Company held on 8 February 2020 at which, inter alia, resolutions were passed in connection with the arrangements with Novartis Pharma AG referred to at paragraph 2(a)(iii)(B);

(E)

minutes of meetings of the directors of the Company held on each of 27 June 2017, 26 September 2018 and 3 December 2020 and of a committee of the directors of the Company held on 4 August 2017 and 26 September 2018 at which, inter alia, resolutions were passed in connection with the arrangements with Kreos Capital V (UK) Limited and Silicon Valley Bank referred to at paragraph 2(a)(iii)(C);

(F)

minutes of meetings of the directors of the Company held on 3 December 2020 and 14 April 2021 at which, inter alia, resolutions were passed in connection with the arrangements with Cancer Focus Fund, LP referred to at paragraph 2(a)(iii)(D);

(G)	written resolutions of a committee of the directors of the Company passed on 13 May 2021 in connection with the arrangements with AstraZeneca AB referred to at paragraph 2(a)(iii)(A);

(H)	written resolutions of the directors of the Company passed on 10 November 2020 in connection with the arrangements with Novartis Pharma AG referred to at paragraph 2(a)(iii)(B);

(I)

written resolutions of a committee of the directors of the Company passed on 12 December 2020 in connection with the arrangements with Kreos Capital V (UK) Limited and Silicon Valley Bank referred to at paragraph 2(a)(iii)(C);

(J)	written resolutions of a committee of the directors of the Company passed on 29 April 2021 in connection with the arrangements with Cancer Focus Fund, LP referred to at paragraph 2(a)(iii)(D);

(K)

resolutions of the Company passed at the general meeting or annual general meeting held on each of 19 June 2019, 29 June 2020 and 1 February 2021 and written resolutions of the shareholders of the Company passed on 2 June 2016, pursuant to which the directors of the Company were (A) authorised under s551 Companies Act 2006 to allot Ordinary Shares and (B) empowered under s570 Companies Act 2006 to allot the Ordinary Shares as if s561 of that Act did not apply to the allotment; and

(L)	an extract of the register of members of the Company (showing the number of shares held by Cancer Focus Fund, LP) as at 3 September 2021.

(b)	For the purpose of giving this opinion, we have:

(i)	arranged for our agents to make on 7 September 2021 an online search of the register kept by the Registrar of Companies in respect of the Company (the “Company Search”); and

(ii)

arranged for our agents to make on 7 September 2021 at approximately 10 a.m. (BST) an online search in respect of the Company of the Central Registry of Winding Up Petitions (the “Central Registry Enquiry” and, together with the Company Search, the “Searches”), and reviewed the information we received from our agents from the Searches (the “Search Results”).

(c)

For the purposes of giving this opinion, we have only examined and relied on those documents referred to in paragraphs 2(a) and arranged or obtained the Searches and reviewed the Search Results. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

(d)

We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2(a).

3.	Assumptions

(a)	In giving this opinion we have assumed:

(i)	the genuineness of all signatures, seals and stamps;

(ii)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

(iii)	the authenticity and completeness of all documents submitted to us as originals;

(iv)	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

(v)

that in relation to each written resolution referred to in paragraphs 2(a)(iv)(B) and (G) to (J) (Examination and enquiries) such resolution was duly passed in accordance with all applicable laws and regulations, including compliance with the articles of association of the Company; and that in particular, but without limitation, in relation to each such resolution each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors’ interests or the power of interested directors to vote was duly observed;

(vi)

that in relation to each meeting of the board, a committee of the board or the shareholders of the Company referred to in paragraphs 2(a)(iv)(C) to (F) and (K) (Examination and enquiries) such meeting was duly convened, constituted and held in accordance with all applicable laws and regulation, including compliance with the articles of association of the Company; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was present in each case throughout the meeting and voted in favour of the resolutions; in the case of a board or board committee meeting, each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors’ interests or the power of interested directors to vote was duly observed; and the minutes are a true record of the proceedings of the relevant meeting or, as the case may be, the copy resolutions are a true record of the resolutions passed;

(vii)

that in relation to the written resolutions of the shareholders referred to in paragraph 2(a)(iv)(K) (Examination and enquiries) such resolutions were duly passed in accordance with all applicable laws and regulations;

(viii)

that in relation to each written resolution referred to in paragraphs 2(a)(iv)(B) and (G) to (J) (Examination and enquiries), each resolution recorded in the minutes referred to in paragraphs 2(a)(iv)(C) to (F) (Examination and enquiries) and each resolution referred to in paragraph 2(a)(iv)(K) (Examination and enquiries), such resolution has not been amended or rescinded and remains in full force and effect;

(ix)

that the directors of the Company acted in accordance with ss171 to 174 Companies Act 2006 in approving the resolutions referred to in, or recorded in the minutes referred to in, paragraphs 2(a)(iv)(B) to (J) (Examination and enquiries); and that all actions to be carried out by the Company pursuant to those resolutions are in its commercial interests;

(x)

that, in relation to each of (A) the Sales Agreement, (B) any agreement to be entered into from time to time relating to the offer and sale of Offered Shares contemplated by the Registration Statement, and (C) the Selling Shareholder Agreements (together the “Relevant Agreements”), that Relevant Agreement and the obligations created by it constitute or will constitute the legal, valid, binding and enforceable obligations of each of the parties to it under the laws by which it is expressed to be governed;

(xi)

that warrants and loan notes have been issued to Selling Shareholders to the full extent stated in the documents referred to in paragraph 2(a)(iii)(B) and (C), comprising (A) warrants to subscribe for 1,449,614 Ordinary Shares pursuant to the warrant instrument of the Company dated 10 February 2020 (as amended); (B) loan notes in an aggregate principal amount of £3,841,479 convertible into Ordinary Shares at the conversion price of 26.5 pence per Ordinary Share pursuant to the convertible loan note instrument of the Company dated 10 February 2020 (as amended); (C) warrants to subscribe for 1,878,300 Ordinary Shares pursuant to the warrant instrument of the Company made on 21 August 2017 (as amended); and (D) warrants to subscribe for 609,516 Ordinary Shares pursuant to the warrant instrument of the Company made on 1 October 2018 (as amended); and that such warrants and notes remain in issue and valid;

(xii)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(xiii)

that each consent, licence, approval, authorisation or order of any governmental authority or other person required under any applicable law in connection with the transactions contemplated by the Relevant Agreements and the Registration Statement, has been or will have been obtained and is or will be in full force and effect;

(xiv)

that the Company was and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange control and human rights laws and regulations of any applicable jurisdiction;

(xv)

that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the performance of actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, any of the Relevant Agreements and the Registration Statement;

(xvi)

that the information included in the Search Results is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches and was not;

(xvii)

that all applicable laws (for the avoidance of doubt, as in force at all relevant times) have been and will be complied with with respect to anything done in relation to the offering, sale, issue and (where applicable) allotment of the Offered Shares, including without limitation the Financial Services and Markets Act 2000 and Part 18, Chapter 2 Companies Act 2006;

(xviii)

that Offered Shares allotted after the date of this opinion will be duly allotted by a valid resolution of the board of directors of the Company duly passed in accordance with the Company’s articles of association (for the avoidance of doubt, as in force at all relevant times) and the Companies Act 2006, and pursuant to (A) a valid authorisation under s551 Companies Act 2006 and (B) a valid power under s570 Companies Act 2006 to allot the Ordinary Shares as if s561 of that Act did not apply to the allotment; and that those sections of the Companies Act 2006 will continue in force unamended at all relevant times;

(xix)

that at the time the Company agreed to allot, or granted any rights to subscribe for, or to convert securities into, Ordinary Shares pursuant to any of the Selling Shareholder Agreements, such agreement or grant was pursuant to (A) the relevant authorisation under s551 Companies Act 2006 and (B) the relevant power under s570 Companies Act 2006 in each case certified by the company secretary in the certificate referred to in paragraph 2(a)(iv) (Examination and enquiries) and that such authorisation and power remained unutilised at that time to a sufficient extent for the purposes of such agreement or grant and (where necessary) the Company otherwise has maintained and will at all times maintain sufficient shareholder authority to satisfy in full outstanding rights of conversion under the relevant Selling Shareholder Agreements without first having to offer the shares arising on conversion to any existing shareholder or other person;

(xx)

that no pre-emptive rights or similar rights exist or have been created over or in respect of any Ordinary Shares other than pre-emption rights arising under s561 Companies Act 2006, or any such rights that exist or have been created have been or will be validly disapplied or waived;

(xxi)

that as at each date on which the Company allots and issues any Offered Shares the documents examined, and the results of the searches and enquiries made, as set out in paragraph 2 (Examination and enquiries), would not be rendered untrue, inaccurate, incomplete or out-of-date in any relevant respect by reference to subsequent facts, matters, circumstances or events;

(xxii)

that as at each date on which the Company allotted and issued, or allots and issues any Offered Shares, the Company received or will have received the aggregate consideration payable for those Ordinary Shares as “cash consideration” (as defined in s583(3) Companies Act 2006), such aggregate consideration being not less than the nominal value of those Ordinary Shares; and that s583 Companies Act 2006 will continue in force unamended at all relevant times;

(xxiii)

that Offered Shares allotted after the date of this opinion will be allotted and issued in accordance the terms of any Relevant Agreement, and the right of any Selling Shareholder to exercise warrants or convert loan notes into, or to subscribe for, Ordinary Shares will be exercised in accordance with the terms of the relevant Selling Shareholder Agreements;

(xxiv)

that there is and will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) and no additional document between any relevant parties which in either case would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion;

(xxv)	that no allotment of Offered Shares will result in a requirement to make a mandatory offer under rule 9 of the City Code on Takeovers and Mergers; and

(xxvi)

that resolutions of the board of directors of the Company referred to paragraph 3(a)(xviii) will be passed in accordance with all applicable laws and regulations; in particular, but without limitation, that each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors’ interests or the power of interested directors to vote will be duly observed; that in approving those resolutions the directors will act in accordance with ss171 to 174 Companies Act 2006; that actions to be carried out by the Company pursuant to those resolutions will be in its commercial interests; and that such resolutions will not be amended or rescinded and will remain in full force and effect.

(b)	In relation to paragraph 3(a)(xvi), it should be noted that this information included in the Search Results may not be true, accurate, complete or up-to-date. In particular, but without limitation:

(i)

there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(ii)

there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(iii)

the results of the Central Registry Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Registry of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Registry or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(iv)	in each case, further information might have become available on the relevant register after the Searches were made.

4.	Opinions

(a)

On the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and the assumptions made in paragraph 3 (Assumptions) and subject to the qualifications set out in paragraph 5 (Qualifications), we are of the opinion that:

(i)	the Company is a public limited company duly incorporated under English law;

(ii)

the Company Search indicates that the Company is validly existing and does not reveal any order or resolution for its winding up or any notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets. The Central Registry Enquiry does not reveal that any petition for the winding-up of the Company has been presented, that any application for administration of the Company has been made or that any notice of appointment, or of intention to appoint an administrator, has been filed in respect of the Company;

(iii)

in connection with the 2,100,840 Selling Shareholder Shares issued prior to the date of this opinion, upon receipt of the aggregate consideration for such Ordinary Shares and the entry of the names of the appropriate persons in the Company’s register of members, the relevant Ordinary Shares were validly issued, fully paid and no further amount may be called thereon; and

(iv)

in connection with a relevant issuance (as defined below and including, without limitation, the allotment and issue of the 22,392,576 Selling Shareholder Shares issuable pursuant to the Selling Shareholder Agreements), upon receipt of the aggregate consideration for the relevant Offered Shares and entry of the names of the appropriate persons in the Company’s register of members, the relevant Ordinary Shares will be validly issued, fully paid and no further amount may be called thereon.

(b)	For the purpose of paragraphs 4(a)(i) and (ii):

(i)

“duly incorporated” means that the requirements of the Companies Act in force at the date of incorporation of the Company in respect of registration and all matters precedent and incidental to it have been complied with by the Company and that the Company is authorised to be registered and is duly registered under that Act; and

(ii)

“validly existing” means that the Company is subsisting at the date of this opinion and has not been struck off the register kept by the Registrar of Companies, dissolved or ceased to exist by reason of any merger, consolidation or limitation on the duration of its existence.

(c)

For the purpose of paragraphs 4(a)(iv), a “relevant issuance” means an allotment and issue after the date of this opinion of Offered Shares in accordance with the assumptions made in paragraph 3 (Assumptions) and in particular but without limitation those assumptions in paragraphs 3(a)(xviii), (xxi) and (xxii).

(d)	This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.	Qualifications

(a)	The opinions set out in paragraph 4 (Opinions) are subject to the qualifications set out in the remainder of this paragraph 5.

(b)

We express no opinion as to matters of United Kingdom taxation or any liability to tax (including, without limitation, stamp duty and stamp duty reserve tax) which may arise or be incurred as a result of or in connection with the Ordinary Shares or the transactions contemplated by the Selling Shareholder Agreements, Sales Agreement and the Registration Statement, or as to tax matters generally.

(c)	Other than the opinion set out in paragraph 4(a)(iii) (Opinions), we express no opinion in respect of any Ordinary Shares of the Company in issue at the date of this opinion.

(d)	The opinion set out in paragraph 4(a)(iii) (Opinions) is qualified to the effect that pursuant to s125 Companies Act 2006, the court may order rectification of the register of members of a company if:

(i)	the name of a person, without sufficient cause, was entered in or omitted from the register of members; or

(ii)	default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member.

We cannot confirm that the register of members of the Company will not be subject to rectification.

(e)

Notwithstanding the resolutions of the shareholders of the Company referred to in paragraph 2(a)(iv)(K) (Examination and enquiries), a particular allotment of Offered Shares after the date of this opinion may require resolutions of shareholders of the Company to be passed to (A) authorise the directors of the Company under s551 Companies Act 2006 to allot Ordinary Shares and (B) empower the directors of the Company under s570 Companies Act 2006 to allot the Ordinary Shares as if s561 of that Act did not apply to the allotment.

6.	Law

(a)	This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

(b)

This opinion relates only to English law as applied by the English courts as at today’s date (“Applicable Law”). By “English law” we mean (except to the extent we make specific reference to an English law “conflict of law” (private international law) rule or principle) English domestic law on the assumption that English domestic law applies to all relevant issues. In construing any European Union directive or regulation, we have read only the English version.

(c)	Except to the extent, if any, specifically stated in it, this opinion takes no account of any proposed changes as at today’s date in Applicable Law.

(d)	We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.

(e)

We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, or any document relating to, or any party to, any transaction contemplated by the Selling Shareholder Agreements, the Sales Agreement or the Registration Statement, would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Mayer Brown International LLP